Exhibit 99.1

REX ENERGY REPORTS SOLID 2007 SECOND-QUARTER

AND FIRST-HALF RESULTS

•	Second-quarter Revenues Increase 61% over Prior-year Period

•	First-half Revenues Increase 64% over Prior-year Period

•	Second-quarter Production Increases 44% over Prior-year Period

•	First-half Production Increases 48% over Prior-year Period

•	Results reflect continued growth and expansion

STATE COLLEGE, PA – September 5, 2007 – Rex Energy Corporation (NASDAQ: REXX) today announced results for the second quarter and first half of 2007.

SECOND-QUARTER RESULTS

For the quarter ended June 30, 2007, revenues, excluding unrealized gains or losses from derivatives, increased 61% to $13.4 million from $8.3 million in the second quarter of 2006. Production in the second quarter of 2007 totaled 240,373 barrels of oil equivalent (“BOE”), of which roughly 80% was oil and the balance was natural gas. The average realized oil price, before the effect of hedging, was approximately 8% lower on a year-over-year comparison at $60.70 per barrel (“Bbl”) in the second quarter of 2007 from $66.07 per Bbl in the second quarter of 2006. The average realized natural gas price, before the effect of hedging, rose approximately 14% in the second quarter of 2007 to $7.51 per thousand cubic feet (“Mcf”) of natural gas from $6.56 per Mcf of natural gas in the second quarter of 2006. The average realized price per BOE after adjustment for hedging was $55.20/BOE during the second quarter of 2007, up approximately 13% over the year-ago figure.

Production expenses were approximately $6.3 million in the second quarter of 2007 compared with $3.0 million for the same quarter in 2006. This increase in cost per BOE was due predominantly to the acquisitions of certain fields under waterflood in the Illinois Basin, which were completed during 2006.

The company reported a loss before minority interests of $5.1 million in the second quarter of 2007, compared with net income before minority interests of $0.9 million in the second quarter of 2006. Factors that affected income in the 2007 results include an unrealized loss of $3.3 million associated with the mark to market of the company’s hedging positions and $1.1 million of non-recurring exploration expenses. Additionally, the company paid $2.3 million in interest payments on its credit facilities in the second quarter of 2007, the outstanding balances of which were reduced from approximately $102 million prior to the Company’s initial public offering (“IPO”) to approximately $15 million with the proceeds from the offering.

All of the minority interests shown on the company’s financial statements in the second quarter of 2007 were acquired as part of its IPO and reorganization, which closed July 30, 2007.

FIRST-HALF RESULTS

For the six months ended June 30, 2007, revenues, excluding unrealized gains or losses from financial derivatives, climbed 64% to $26.5 million compared with $16.2 million in the first half of 2006. Production in the first half of 2007 totaled 489,624 BOE, of which 81% was oil, compared with 329,464 BOE, of which 71% was oil, for the first half of 2006. The average realized oil price, before the effect of hedging, was approximately 8% lower on a year-over-year comparison at $57.31 per Bbl in the first half of 2007 from $62.26 per Bbl in the first half of 2006. The average realized natural gas price, before the effect of hedging, was approximately 8% lower on a year-over-year basis at $7.05 per Mcf in the first half of 2007 from $7.66 per Mcf in the first half of 2006. The average realized price per BOE after adjustment for hedging was $53.73 during the first half of 2007, up approximately 11% over the first half of 2006.

The company reported a loss before minority interests of $10.1 million in the first half of 2007, compared with net income before minority interest of $2.7 million in the first half of 2006. Factors that affected the company’s first-half income include an unrealized loss of $6.7 million associated with the mark to market of the company’s hedging positions and $1.7 million of non-recurring exploration expenses. Additionally, the company paid $4.3 million in interest payments on its credit facilities in the first half of 2007, the outstanding balances of which were reduced from approximately $102 million prior to its IPO to approximately $15 million with the proceeds from the offering.

“We are pleased with our second-quarter and first-half results, which were driven by a 48% increase in production over the first half of 2006,” said Benjamin Hulburt, Rex Energy’s chief executive officer.

Hulburt noted that the company’s EBITDAX (earnings before interest expense, income taxes, depreciation expense, depletion expense, amortization expense, exploration expense and unrealized gains/losses) climbed 19% over the second quarter of 2006 to $5.4 million in the second quarter of 2007 and increased 17% over the first half of 2006 to $10.6 million in the first half of 2007.

“We believe that EBITDAX is a useful measure in evaluating our operational trends,” said Hulburt. “This is particularly true in light of our use of debt financing during the first half of the year prior to our initial public offering, which allowed us to reduce our debt.” Rex Energy’s initial public offering of its common stock was completed on July 30, 2007.

OPERATIONS ACTIVITIES

The company’s production results are detailed in the table below:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Production:
Oil (Bbls)	197,174	121,210	398,594	234,637
Natural gas (Mcf)	259,197	274,958	546,182	568,965
Total (BOE)[a]	240,373	167,036	489,624	329,464

Average daily production:
Oil (Bbls)	2,167	1,350	2,202	1,298
Natural gas (Mcf)	2,848	3,055	3,018	3,143
Total (BOE)[a]	2,641	1,859	2,705	1,822

Average sales prices:
Oil (per Bbl)	$60.70	$66.07	$57.31	$62.33
Natural gas (per Mcf)	$7.51	$6.56	$7.05	$7.66
Total (per BOE)[a]	$57.89	$58.65	$54.51	$57.61

Average NYMEX prices[b]
Oil (per Bbl)	$65.03	$70.70	$61.65	$67.09
Natural gas (per Mcf)	$7.56	$6.82	$7.26	$7.95

[a]	Natural gas is converted at the rate of six Mcf to one BOE and oil is converted at the rate of one Bbl to one BOE .
[b]	Based upon the average of bid week prompt month prices.

Capital expenditures year to date for the development of oil and natural gas properties totaled $12.3 million, which funded the drilling of 26 gross wells (15.1 net), 10 recompletions (8.6 net) and related improvements to infrastructure. Of the wells drilled, 25 were productive, resulting in a 96% success rate. Additionally, $4.5 million was spent on oil and natural gas acquisitions and acreage purchases.

For the year, Rex Energy anticipates participating in the drilling of 105 gross (80 net) wells and undertaking 37 gross (32 net) recompletions as part of the company’s $42.7 million capital budget.

During the second quarter of 2007, Rex Energy continued to expand several of its key drilling areas, including such high-potential projects as its Alkali-Surfactant-Polymer Project (“ASP”) in Lawrence County, Illinois, and its New Albany Shale formations in southern Indiana.

The goal of the company’s ASP project in the Lawrence Field is to replicate the results of two successful surfactant-polymer tests completed in the field by Marathon Oil Company in the 1980s. To date, the Lawrence Field has produced approximately 400 million barrels of the estimated 1 billion barrels of oil originally in place. The company is implementing two pilot tests in the field to test the applicability of the ASP enhanced oil recovery technique, which the company believes can potentially recover a significant portion of the remaining 600 million barrels of oil in place. During the third quarter of 2007, the company completed the drilling of the remaining 15 pilot wells, and expects to make a final determination of the optimal ASP chemical mixture to be used in the pilot injections. Current plans call for the company to begin injection of the ASP chemicals in the pilot areas by late 2007 or early 2008.

During the second quarter, the company also participated in the drilling of five New Albany Shale horizontal wells in Greene and Knox counties, Indiana. Of these wells, one, the Corbin #1h, has been completed, tested and is awaiting a hookup to a pipeline. The other four wells are being tested and evaluated to determine optimal stimulation and completion techniques.

“The early test results on the Corbin #1h have been very encouraging,” said Hulburt. “We are further evaluating the results and are in the process of testing certain stimulation techniques on the wells drilled to date, along with high-grading the prospective areas of our large acreage position. Likewise, we are assessing additional drilling and gas sales infrastructure within this project.”

In its Illinois Basin oil operations, the company drilled seven wells during the first six months of 2007, all of which were successful and are currently producing. Rex Energy expects to increase its oil-drilling activities in the Illinois Basin through the end of 2007, including 25 to 30 (24 to 29 net) wells, and to recomplete 11 to 15 gross (10 to 14 net) wells.

In its Appalachian operations, the company drilled eight natural gas wells during the first six months of 2007, all of which were successful and are currently producing. Plans call for drilling activities to increase in the Appalachian Basin through the end of 2007, including 25 to 30 gross (20 to 24 net) wells.

According to Hulburt, “Our production in the Appalachian Basin declined in the second quarter of 2007 from the prior quarter due to market restrictions in our Westmoreland County, Pennsylvania, field. Although these seasonal restrictions are no longer affecting our production, we are in the process of extending our natural gas gathering system in this area to a new market outlet, which we believe will enable us to avoid curtailments in the future and increase our realized gas price. We anticipate completing this pipeline extension by the first quarter of 2008.”

In its Southwestern region, the company drilled one exploratory well, which was determined to be dry and classified as an exploration expense of approximately $585,000 in the first quarter of 2007 and $1.1 million in the second quarter of 2007. The company expects to drill nine to 15 gross wells (8 to 14 net) and perform an additional 14 to 17 gross recompletions (11 to 14 net) by the end of 2007.

OUTLOOK

Rex Energy provides the following forecast for capital expenditures, production and production exit rates, based upon the information available at the time of this release. Please see the forward-looking statements at the end of this release for more discussion of the inherent limitations of this information.

	Third Quarter Ending September 30, 2007	Year Ending December 31, 2007
Production:
Oil (MMbl)	200 – 205	800 – 830
Gas (MMcf)	260 – 280	1,000 – 1,200
Oil Equivalent (MBOE)	243 – 252	966 – 1,030
Exit Rate Oil Equivalent (MBOE)	2,730 – 2,820	2,800 – 3,300
Capex Budget (in millions)	$12 – $15	$40 – $45

“We are pleased with our performance to date and excited about our long-range prospects,” Hulburt said. “Our second-quarter and first-half results reflect our continued growth and expansion through our successful acquisition and drilling efforts, which have enabled us to grow our proven reserve base, revenues and cash flows considerably over the past three years. With the proceeds from our IPO, we have strengthened our balance sheet and increased our discretionary cash flow. This improved financial flexibility will allow us to accelerate our plan for organic growth. We have a solid foundation and organization in place, which we believe will enable us to continue executing our growth plan.”

WEBCAST INFORMATION

A conference call to discuss the second-quarter results is scheduled for 10:30 a.m. Eastern time on Wednesday, September 5, 2007. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.rexenergy.com. A taped replay of the conference call will be accessible by dialing 1-617-801-6888 or 1-888-286-8010 (toll free) and entering passcode 47052085, from 1 p.m. Eastern time September 5, 2007, until 11:59 p.m. Eastern time September 12, 2007.

ABOUT REX ENERGY

Rex Energy is an independent oil and gas company operating in the Illinois Basin, the Appalachian Basin and the Southwestern region of the United States. The company pursues a balanced growth strategy of exploiting its sizable inventory of lower-risk developmental drilling locations, pursuing its higher-potential exploration drilling and enhanced oil recovery projects, and actively seeking to acquire complementary oil and natural gas properties.

CONTACT: Benjamin Hulburt, chief executive officer, or Thomas Stabley, chief financial officer, at 814-278-7267 or via e-mail at investorrelations@rexenergy.com.

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

Rex Energy’s internal estimates of reserves may be subject to revision and may be different from estimates by our external reservoir engineers at year end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

# # #

FOUNDING COMPANIES OF REX ENERGY CORPORATION

COMBINED BALANCE SHEETS

($ in Thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
ASSETS

Current Assets
Cash and Cash Equivalents	$602	$600
Related Party Receivable	133	2
Accounts Receivable	6,500	6,884
Short-term Derivative Instruments	183	1,275
Inventory, Prepaid Expenses and Other	2,601	1,520

Total Current Assets	10,019	10,281
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	136,485	127,370
Unevaluated Oil and Gas Properties	12,093	14,569
Other Property and Equipment	3,868	4,182
Wells in Progress	3,253	2,844
Pipelines	2,148	1,765

Total Property and Equipment	157,847	150,730
Less: Accumulated Depreciation, Depletion and Amortization	(24,674)	(17,715)

Net Property and Equipment	133,173	133,015
Other Assets
Other Assets – Net	1,146	1,172
Long-term Derivative Instruments	—	143

Total Other Assets	1,146	1,315

Total Assets	$144,338	$144,611

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable and Accrued Expenses	$9,493	$8,336
Short-term Derivative Instruments	3,507	2,978
Accrued Distributions	—	102
Lines of Credit	39,631	37,581
Current Portion of Long-term Debt	24,035	2,867
Related Party Payable	50	1,820

Total Current Liabilities	76,716	53,684
Long-term Liabilities
Long-term Debt	34,900	44,961
Other Loans and Notes Payable - Long-term Portion	386	481
Long-term Derivative Instruments	6,668	1,698
Participation Liability	2,141	2,141
Other Deposits and Liabilities	429	405
Asset Retirement Obligation	5,985	5,269

Total Long-term Liabilities	50,509	54,955

Total Liabilities	$127,225	$108,639
Minority Interests	22,021	36,589
Owners' Equity
Common Stock	1	1
Additional Paid-in Capital	1,460	1,460
Accumulated Stockholders’ Equity (Deficit)	(393)	(581)
Partners' and Members' Equity (Deficit)	(5,976)	(1,497)

Total Owners' Equity (Deficit)	(4,908)	(617)

Total Liabilities, Minority Interests and Owners' Equity (Deficit)	$144,338	$144,611

FOUNDING COMPANIES OF REX ENERGY CORPORATION

COMBINED STATEMENT OF OPERATIONS

(Unaudited, $ in Thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
OPERATING REVENUE
Oil and Natural Gas Sales	$13,916	$9,812	$26,691	$18,980
Other Revenue	113	124	213	251
Realized Loss on Hedges	(647)	(1,631)	(383)	(3,021)
Unrealized Loss on Hedges	(3,298)	(694)	(6,734)	(574)

TOTAL OPERATING REVENUE	10,084	7,611	19,787	15,636

OPERATING EXPENSES
Production and Lease Operating Expenses	6,318	2,973	12,424	5,417
General and Administrative Expense	1,632	812	3,614	1,655
Accretion Expense on Asset Retirement Obligation	130	67	254	165
Exploration Expense of Oil and Gas Properties	1,119	—	1,704	—
Depreciation, Depletion and Amortization	3,705	1,734	7,654	3,701

TOTAL OPERATING EXPENSES	12,904	5,586	25,650	10,938

INCOME (LOSS) FROM OPERATIONS	(2,820)	2,025	(5,863)	4,698

OTHER INCOME (EXPENSE)
Interest Income	(0)	40	1	76
Interest Expense	(2,272)	(1,199)	(4,349)	(1,965)
Gain on Sale of Oil and Gas Properties	15	91	192	91
Other Income (Expense)	(41)	(54)	(85)	(167)

TOTAL OTHER INCOME (EXPENSE)	(2,298)	(1,122)	(4,241)	(1,965)

NET INCOME BEFORE MINORITY INTEREST	(5,118)	903	(10,104)	2,733

MINORITY INTEREST SHARE OF NET INCOME (LOSS)	(2,546)	629	(5,274)	1,551

NET INCOME (LOSS)	$(2,572)	$274	$(4,830)	$1,182

NON-GAAP FINANCIAL MEASURES

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX, as defined above, is used as a financial measure by our management team and by other users of our financial statements, such as our commercial bank lenders, to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring our performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders and under our proposed senior credit facility, and we believe this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe EBITDAX assists our lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs and our ability to generate cash available for distribution. Because we use capital assets, depreciation and amortization are also necessary elements of our costs. Additionally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

The following table presents a reconciliation of our net income to our EBITDAX for each of the periods presented ($ in thousands):

	Three Months Ended June 30,		Six Months Ended, June 30,
	2007	2006	2007	2006
Net Income (Loss) before Minority Interests	$(5,118)	$903	$(10,104)	$2,733
Add Back Depletion, Depreciation & Amortization	3,835	1,801	7,908	3,866
Add Back Interest Expense	2,272	1,199	4,349	1,965
Add Back Exploration & Impairment Expenses	1,119	—	1,704	—
Less Interest Income	—	40	1	76
Add Back Unrealized Losses from Financial Derivatives	3,298	694	6,734	574

EBITDAX before Minority Interests	$5,406	$4,557	$10,590	$9,062